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                                                                     EXHIBIT 5.1

                         BROWNE ROSEDALE & LANOUETTE LLP
                         31 St. James Avenue, Suite 830
                           Boston, Massachusetts 02116

                                 July 21, 2004

NaviSite, Inc.
400 Minuteman Road
Andover, MA  01810

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 3,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of NaviSite, Inc., a Delaware corporation (the "Company"), consisting of shares of Common Stock which, if and when sold, will be sold by the selling stockholder named in the Registration Statement (the "Shares").

      We are acting as counsel for the Company in connection with the registration of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the Registration Rights Agreement dated June 10, 2004, resolutions adopted by the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

      In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

      We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware Constitution, the Delaware General Corporation Law statute, reported judicial decisions interpreting Delaware law and the federal laws of the United States of America. To the extent that any other laws govern the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the Commonwealth of Massachusetts, and we are expressing no opinion herein as to whether such assumption is reasonable or correct.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

      Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm's name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                             Very truly yours,
                                             /s/ Browne Rosedale & Lanouette LLP
                                             Browne Rosedale & Lanouette LLP